Exhibit 99.1

               NOBEL LEARNING COMMUNITIES ANNOUNCES SALE OF SCHOOL

    NATIONAL EDUCATION PROVIDER SELLS SCHOOL AS PART OF STRATEGY TO FOCUS ON
                               PRIVATE PAY SEGMENT

     WEST CHESTER, Pa., Feb. 20 /PRNewswire-FirstCall/ -- Nobel Learning Communities, Inc. (Nasdaq: NLCI), a leading operator of private preschools, elementary schools and middle schools, today announced it has completed a transaction selling the assets of one of its schools to another preschool provider. The assets included in the transaction encompassed the business and operating assets of the school, including real estate. The net proceeds of sale were approximately $1,920,000, including costs of the transaction. The sale will generate an after-tax gain of approximately $475,000, or $.04 to $.05 per share to be recognized during the Company's fiscal third quarter ending March 31, 2007.

     The Company intends to coordinate an effective transition with the buyer to continue to serve the children and the community in the same quality fashion. The proceeds from the sale will be utilized to reduce the Company's existing outstanding debt under its newly expanded credit facility.

     About Nobel Learning Communities

     Nobel Learning Communities, Inc. is a national network of over 150 nonsectarian private schools, including preschools, elementary schools, and middle schools in 13 states across the nation. Nobel Learning Communities provides high quality private education, with small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning Communities also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone(R) summer program, learning support programs, and specialty high schools. For more information on Nobel Learning Communities, please visit www.NobelLearning.com.

     Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward- looking statements. Potential risks and uncertainties include changes in market demand, market conditions, competitive conditions including tuition price sensitivity, execution of growth strategy, changes in labor force reducing demand or need for private schools and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in the Company's filings with the SEC. These statements are based only on management's knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

     NLCI-F

SOURCE  Nobel Learning Communities, Inc.
     -0-                             02/20/2007
     /CONTACT: Tom Frank, Chief Financial Officer of Nobel Learning Communities, Inc., +1-484-947-2000/
     /Web site:  http://www.nobellearning.com /
     (NLCI)

CO:  Nobel Learning Communities, Inc.
ST:  Pennsylvania
IN:  EDU
SU:  RLE TNM